EXHIBIT 10.7

ENGILITY CORPORATION

DEFERRED COMPENSATION PLAN I

(Effective July 17, 2012)

ARTICLE I

PURPOSES OF THE PLAN

The purpose of this Engility Corporation Deferred Compensation Plan is to provide certain key management employees of the Company with deferred compensation benefits to which they were entitled under the Prior Plan. All deferrals under the Prior Plan were made on or before December 31, 2004. Accordingly, neither the Prior Plan nor this Plan has been amended to comply with the requirements of Section 409A of the Code.

ARTICLE II

DEFINITIONS

Unless the context indicates otherwise, the following words and phrases shall have the meanings hereinafter indicated:

Administrator — The Vice President of Human Resources of the Company’s corporate office and the highest ranking Human Resource employee at each of the Company’s divisions or any other designated employee of the Company.

Beneficiary — The person or persons designated by the Participant in his or her most recent beneficiary designation filed electronically with the Administrator to receive any benefits payable under this Plan as a result of the Participant’s death. If no Beneficiary has been designated, or no designated Beneficiary survives the Participant, Beneficiary means the Participant’s estate.

Board — The Board of Directors of Engility Corporation.

Code — The Internal Revenue Code of 1986, as amended.

Committee — The committee described in Section 1 of Article VIII.

Company — Engility Corporation, including its divisions and subsidiaries.

Deferral Account — The bookkeeping account maintained by the Company for each Participant which is credited with any (a) any Transferred Amount and (b) earnings on that amount.

Deferral Agreement — The agreement executed by a Participant in the Prior Plan in the form approved by the Administrator under which the Participant elected to defer base salary and/or incentive bonus for a calendar year.

Effective Date — July 17, 2012.

Engility Employee — Each individual treated as an “Engility Employee” under the Employee Matters Agreement entered into between L-3 and the Company, including an individual treated as a “Delayed Transfer Employee” to the Company under such agreement.

Engility Ex-Employee — Each individual treated as an “Engility Ex-Employee” under the Employee Matters Agreement entered into between L-3 and the Company.

L-3 — L-3 Communications Corporation and its divisions and subsidiaries.

Participant — An Engility Employee or Engility Ex-Employee who had an account balance under the Prior Plan immediately prior to the Effective Date.

Plan — This Engility Corporation Deferred Compensation Plan I.

Prior Plan — The L-3 Communications Corporation Deferred Compensation Plan.

Transferred Amount — With respect to an individual who was a participant in the Prior Plan on July 17, 2012, and is an Engility Employee or Engility Ex-Employee, the amount equal to his account balance under the Prior Plan on that date.

ARTICLE III

DEFERRAL AGREEMENTS

As of the Effective Date, the Plan shall recognize and maintain all Deferral Agreements and any other elections, including, but not limited to, deferral and payment form elections, beneficiary designations and the rights of alternate payees under qualified domestic relations orders, under the Prior Plan with respect to all Participants who are Engility Employees or Engility Ex-Employees. No Deferral Agreements shall be entered into under this Plan after the Effective Date.

ARTICLE IV

DEFERRAL ACCOUNT

1. Establishment of Deferral Account. A Deferral Account shall be established for each Participant, which shall be credited with his or her Transferred Amount and earnings. As of the Effective Date, the Deferral Account of each Participant who is an Engility Employee or Engility Ex-Employee shall equal the Deferral Account of such Participant under the Prior Plan immediately prior to the Effective Date.

2. Crediting of Deferred Amounts. Any Transferred Amount shall be credited to a Participant’s Deferral Account as of the Effective Date.

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3. Crediting of Earnings. Earnings shall be compounded and credited to a Participant’s Deferral Account each day based on the prime rate on the first business day of the calendar quarter that begins on or immediately precedes the date on which the earnings are credited.

4. Vesting of Deferral Account Balance. A Participant’s Deferral Account balance shall be fully vested at all times.

ARTICLE V

PAYMENT OF BENEFITS

1. General. The Company’s liability to pay benefits to a Participant or Beneficiary under this Plan shall be measured by, and in no event shall exceed, the Participant’s Deferral Account balance. All benefit payments shall be made in cash.

2. Payment of Deferral Account Balance.

(a) At the time a Participant completed a Deferral Agreement for a calendar year under the Prior Plan, he or she irrevocably elected the date on which his or her Deferred Base Salary and Deferred Incentive Bonus for that calendar year (as adjusted for earnings) were to be paid. The Participant may have elected that his or her Deferred Base Salary and Deferred Incentive Bonus for the calendar year be paid on (a) the date on which the Participant terminates employment or (b) the first business day of any calendar year that is at least 12 months following the last day of the calendar year for which the Deferral Agreement was made. However, if a Participant’s employment is terminated prior to the date the Participant elected to have his or her Deferred Base Salary and Deferred Incentive Bonus paid out, the distribution will be made as soon as administratively feasible following the Participant’s date of termination.

(b) If a Participant failed to file a proper election form with respect to the time of payment, his or her Deferral Account balance shall be paid on the Participant’s termination of employment.

3. Form of Payment.

(a) At the time an Eligible Employee first completed a Deferral Agreement, he or she irrevocably elected the form of payment of his or her Deferral Account balance from among the following options:

(1) A lump sum, or

(2) Annual payments for a period of up to 20 years, as designated by the Participant. The amount of each annual payment shall be determined by dividing the Participant’s Deferral Account balance on the date such payment is processed by the number of years remaining in the designated installment period. The installment period may be shortened, in the sole discretion of the Committee,

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if the Committee determines that the amount of the annual payments that would be made to the Participant during the designated installment period would be too small to justify the maintenance of the Participant’s Deferral Account and the processing of payments.

(b) If the Participant failed to file a proper election form with respect to the form of payment, his or her Deferral Account balance shall be paid in a lump sum.

4. Change of Payment Election. The Committee may, in its discretion, permit a Participant to modify his or her payment election under Section 3 of this Article at the time the Participant enters into a new Deferral Agreement for a year; if accepted, such modification shall apply to amounts credited to the Participant’s Deferral Account as of the date of the new Deferral Agreement. No such modification will be effective if made within one year of the date of the Participant’s termination of employment.

5. Death Benefits. Upon the death of a Participant, his or her unpaid Deferral Account balance, if any, will be paid to the Participant’s Beneficiary as soon as administratively feasible in a lump sum.

6. Withdrawals with Forfeiture. A Participant may withdraw his or her Deferral Account by filing a withdrawal request with the Committee. A Participant who makes a withdrawal will incur a forfeiture of his or her Deferral Account balance in an amount equal to the withdrawal amount multiplied by the prime rate then in effect, plus 10 percent.

7. Hardship Withdrawals. A Participant may make a hardship withdrawal from his or her Deferral Account with the consent of the Committee. A hardship shall mean a financial need of the Participant by reason of (a) an event that would constitute a hardship under Treasury Regulation § 1.401(k)-1(d)(2)(iv), or (b) such other event of an emergency or long-range nature as may be approved by the Committee, in its sole discretion. The withdrawal amount shall not exceed the amount necessary to alleviate the hardship, including the amount needed to pay federal, state or local taxes with respect to the withdrawal amount. The forfeiture provisions of Section 6 of this Article shall not apply to a hardship withdrawal.

8. Acceleration upon Change in Control.

(a) Notwithstanding any other provision of this Plan, the Deferral Account balance of each Participant shall be distributed in a single lump sum within 60 calendar days following a “Change in Control.”

(b) For purposes of this Plan, a Change in Control shall include and be deemed to occur upon the following events:

(1) The acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”), other than the Company or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51 percent or more of the combined voting power of the Company’s then outstanding voting securities, other than by any employee benefit plan maintained by the Company;

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(2) The sale of all or substantially all of the assets of the Company and its subsidiaries; or

(3) The election, including the filling of vacancies, during any period of 24 months or less, of 50 percent or more, of the members of the Board, without the approval of Continuing Directors, as constituted at the beginning of such period. “Continuing Directors” shall mean any director of the Company who either (i) is a member of the Board on the Effective Date, or (ii) is nominated for election to the Board by a majority of the Board which is comprised of directors who were, at the time of such nomination, Continuing Directors.

(c) This Section shall apply only to a Change in Control of the Company and shall not cause immediate payout of a Deferral Account balance in any transaction involving the Company’s sale, liquidation, merger, or other disposition of any subsidiary.

(d) The Company reserves the right to change or modify the definition of Change of Control set forth in this Section, and any such change or modification shall be binding on the Participants.

9. Deductibility of Payments. In the event that the payment of benefits in accordance with the Participant’s election under Section 3 of this Article would prevent the Company from claiming an income tax deduction with respect to any portion of the benefits paid, the Committee shall have the right to modify the timing of distributions from the Participant’s Deferral Account. The Committee shall undertake to have distributions made at such times and in such amounts as most closely approximate the Participant’s election, consistent with the objective of maximum deductibility for the Company. The Committee shall have no authority to reduce a Participant’s Deferral Account balance or to pay aggregate benefits less than the Participant’s Deferral Account balance in the event that all or a portion thereof would not be deductible by the Company.

10. Change of Law. Notwithstanding anything to the contrary herein, if the Committee determines in good faith, based on consultation with counsel, that the federal income tax treatment or legal status of this Plan has or may be adversely affected by a change in the Internal Revenue Code, Title I of the Employee Retirement Income Security Act of 1974, or other applicable law, or by an administrative or judicial construction thereof, the Committee may direct that the Deferral Account balances of affected Participants or of all Participants be distributed as soon as practicable after such determination is made, to the extent deemed necessary or advisable by the Committee.

11. Tax Withholding. To the extent required by law, the Company shall withhold from benefit payments hereunder, or with respect to any amounts credited to a Participant’s Deferral Account hereunder, any Federal, state, or local income or payroll taxes required to be withheld and shall furnish the recipient and the applicable government agency or agencies with such reports, statements, or information as may be legally required.

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ARTICLE VI

PARTICIPANTS’ RIGHTS

1. Unfunded Status of Plan. This Plan constitutes a contractual promise by the Company to make payments in the future, and each Participant’s rights shall be those of a general, unsecured creditor of the Company. No Participant shall have any beneficial interest in this Plan. Notwithstanding the foregoing, to assist the Company in meeting its obligations under this Plan, the Company may, but is not required to, set aside assets in a trust or trusts described in Revenue Procedure 92-64, 1992-2 C.B. 422 (generally known as a “rabbi trust”), and direct that its obligations under this Plan be satisfied by payments out of such trust or trusts. It is the Company’s intention that this Plan be unfunded for Federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.

2. Nonalienability of Benefits. A Participant’s rights to benefit payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary.

ARTICLE VII

AMENDMENT OR TERMINATION

1. Amendment. The Board may amend, modify, suspend or discontinue this Plan at any time; provided, however, that no such amendment shall have the effect of reducing a Participant’s Deferral Account balance or postponing the time when a Participant is entitled to receive a distribution of his or her Deferral Account balance.

2. Termination. The Board reserves the right to terminate this Plan at any time and to pay all Participants their Deferral Account balances in a lump sum immediately following such termination or at such time thereafter as the Board may determine.

ARTICLE VIII

ADMINISTRATION

1. The Committee. This Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board. The members of the Committee shall be designated by the Board. A majority of the members of the Committee (but not fewer than two) shall constitute a quorum. The vote of a quorum or the unanimous written consent of the Committee shall constitute action by the Committee. The Committee shall have full authority to interpret this Plan, and interpretations of this Plan by the Committee shall be final and binding on all parties.

2. Delegation and Reliance. The Committee may delegate to any officer or employee of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient

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for the effective administration of this Plan in accordance with its terms and purposes. In making any determination or in taking or not taking any action under this Plan, the Committee may obtain and rely upon the advice of experts, including professional advisors to the Company. No member of the Committee or officer of the Company who is a Participant hereunder may participate in any decision specifically relating to his or her individual rights or benefits under this Plan.

3. Exculpation and Indemnity. Neither the Company nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under this Plan, or in the interpretation, administration or application thereof, shall have any liability to any party for any action taken or not taken in good faith under this Plan or for the failure of this Plan to achieve intended tax consequences, or to comply with any other law, compliance with which is not required on the part of the Company.

4. Facility of Payment. If a minor person declared incompetent, or person incapable of handling the disposition of his or her property, is entitled to receive a benefit, make an application, or make an election hereunder, the Committee may direct that such benefits be paid to, or such application or election be made by, the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. Any payment made, application allowed, or election implemented in accordance with this Section shall completely discharge the Company and the Committee from all liability with respect thereto.

5. Proof of Claims. The Committee may require proof of the death, disability, competency, minority, or incapacity of any Participant or Beneficiary and of the right of a person to receive any benefit or make any application or election.

6. Claim Procedure.

(a) Any person claiming a benefit, requesting an interpretation or ruling under this Plan, or requesting information under this Plan shall present the request in writing to the Committee which shall respond in writing within 60 days. If the claim or request is denied, the written notice of denial shall state (1) the reason for denial, with specific reference to the plan provisions on which the denial is based, (2) a description of any additional material or information required and an explanation of why it is necessary, and (3) an explanation of the claim review procedure.

(b) Any person whose claim or request is denied may request review by giving written notice to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(c) The decision on review shall normally be made within 60 days after the Committee’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reason and the relevant plan provisions. All decisions on review shall be final and binding on all parties concerned.

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(d) In the event of any dispute over benefits under this Plan, all remedies available to the disputing individual under this Article must be exhausted, within the specified deadlines, before legal recourse of any type is sought.

ARTICLE IX

GENERAL PROVISIONS

1. No Guarantee of Employment. Neither this Plan nor a Participant’s Deferral Agreement shall in any way obligate the Company to continue the employment of a Participant with the Company or limit the right of the Company at any time and for any reasons to terminate the Participant’s employment. In no event shall this Plan or a Deferral Agreement constitute an employment contract between the Company and a Participant or in any way limit the right of the Company to change a Participant’s compensation or other benefits.

2. Other Plan Benefits. No amount credited to a Participant’s Deferral Account under this Plan shall be treated as compensation for purposes of calculating the amount of a Participant’s benefits or contributions under any pension, retirement, or other plan maintained by the Company, except as provided in such other plan.

3. Agreement to Plan Terms. By electing to become a Participant hereunder, each Eligible Employee shall be deemed conclusively to have accepted and consented to all the terms of this Plan and all actions or decisions made by the Company, the Board, or the Committee with regard to this Plan.

4. Successors. The provisions of this Plan and the Deferral Agreements hereunder shall be binding upon and inure to the benefit of the Company, its successors, and its assigns, and to the Participants and their heirs, executors, administrators, and legal representatives.

5. Governing Law. The validity of this Plan and any of its provisions shall be construed, administered, and governed in all respects under and by the laws of the State of New York (including its statute of limitations and all substantive and procedural law, and without regard to its conflict of laws provisions), except as to matters of federal law. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

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IN WITNESS WHEREOF, this Engility Corporation Deferred Compensation Plan is hereby adopted effective July 17, 2012.

ENGILITY CORPORATION

/s/ Tom Miiller
By: Tom Miiller
Title: Senior Vice President, General Counsel and Corporate Secretary

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